Exhibit 12.3

Charles River Laboratories, Inc.
Computation of Ratio of Adjusted EBITDA to Cash Interest Expense
(In millions, except ratio data)


                                          Pro Forma           Pro Forma
                                      Fiscal Year Ended   Nine Months Ended
                                             1998         September 25, 1999

Adjusted EBITDA                            $50,642              $45,450
Cash Interest Expense                       35,013               28,330
                                           -------              -------
Adjusted EBITDA to Cash Interest Expense       1.4x                  1.6x